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                                    FORM 8-K

                                AMENDMENT NO. 1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                 CURRENT REPORT

                        Pursuant to Section 13 of 15(d)
                   of the Securities and Exchange Act of 1934


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                         Date of Report:  May 23, 1997


                              BAYLAKE CORPORATION
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   Wisconsin                   0-8679                      39-1268055
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(State or other           (Commission File           (I.R.S.  Employer
jurisdiction of                 Number)              Identification No.)
incorporation)


          217  NORTH FOURTH AVENUE,   STURGEON BAY,  WISCONSIN       54235
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                   (Address of principal executive officers)




Registrant's telephone number, including area code (414)-743-5551
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Item 1-4.  Not Applicable

Item 5.  Other Events

BAYLAKE CORP. ANNOUNCES STOCK REPURCHASE PROGRAM

Sturgeon Bay, Wisconsin, May 23, 1997...Baylake Corp. (OTC/BB:BYLK) announced today that it intends to repurchase 14,000 of its outstanding common shares (approximately .57%) from time to time over the next two quarters in open market or privately negotiated transactions.

The repurchased shares will be treasury shares and later utilized in connection with the company's dividend reinvestment program or employee benefit plans.

Following is the complete text from the announcement:

Baylake Corp. (OTC/BB:BYLK) recently announced that it intends to repurchase some of its common shares on a quarterly basis that coincides with its quarterly dividend paying dates. The number of shares that Baylake Corp. intends to buy each quarter will be up to 7,000 (approximately .28%) of its outstanding shares, or the number of shares required to fill its needs for its dividend reinvestment program, any future benefit plans, and the employee stock purchase plan currently being developed, the greater. The purchases will be made in the open market or through privately negotiated transactions.

Baylake Corp. also announced its regular cash dividend of 24 cents per share payable June 16, 1997, to shareholders of record June 2, 1997.

Baylake Corp. also announced that its dividend reinvestment program will be suspended for the next two dividend payments. This is designed to reduce the retained earnings of the corporation to bring its capital to asset ratio more in line with its corporate peers.

Baylake Corp. is a Wisconsin one-bank holding company which owns all of the shares of Baylake Bank. Baylake Bank has 17 locations in Northeastern Wisconsin and has assets of nearly $400 million.

Item 6.  Not Applicable

Item 7.  Not Applicable

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Baylake Corp.

Date:  June 5, 1997                      By: Steven D. Jennerjohn
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                                             Steven D. Jennerjohn
                                             Treasurer